CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Catalyst Funds. Such reference is included in the Statement of Additional Information of Catalyst Strategic Value Fund and Catalyst Rising Dividend Income Fund under “Independent Registered Public Accounting Firm”.

     /s/ BBD LLP

BBD, LLP

Philadelphia, Pennsylvania

September 20, 2010